Exhibit 10.26

LOAN AND SECURITY AGREEMENT

SILICON VALLEY BANK

and

PHARSIGHT, INC.

June 13, 2001

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated June 13, 2001, between SILICON VALLEY BANK (“Bank”) and PHARSIGHT, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.             ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. This Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2.             LOAN AND TERMS OF PAYMENT

2.1          Advances.   Borrower will pay Bank the unpaid principal amount of all Advances and interest on the unpaid principal amount of the Advances.

2.1.1       Revolving Advances.

(a)           Bank will make Revolving Advances not exceeding (i) the Committed Revolving Line or the Borrowing Base, whichever is less.    Revolving Advances may be repaid and reborrowed during the term of this Agreement.   Revolving Advances shall bear interest as provided in Section 2.3(a).

(b)           To obtain an Revolving Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.   Bank will credit Revolving Advances to Borrower’s deposit account. Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Revolving Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to that reliance.

(c)           The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances are immediately payable.

2.1.2       Term Loan Advances.

(a)           Through June 13, 2002 (the “Term Loan Availability End Date”), Bank will make advances (a “Term Loan Advance” and, collectively, “Term Loan Advances”) not exceeding the Committed Term Loan.

(b)           Interest accrues from the date of each Term Loan Advance at the rate set forth in Section 2.3(a) and is payable monthly until the Term Loan Availability End Date.  Term Loan Advances outstanding on the Term Loan Availability End Date are payable in 48 equal monthly installments of principal, plus accrued interest, beginning on the first day of each month following the Term Loan Availability End Date and ending on June 1, 2006 (the “Term Loan Maturity Date”). Term Loan Advances when repaid may not be reborrowed.

(c)           To obtain a Term Loan Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Pacific time 1 Business Day before the day on which the Term Loan Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

2.2          Overadvances.   If Borrower’s Obligations under Section 2.1.1 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay in cash to Bank the excess.

2.3          Interest Rate; Payments.

(a)           Interest Rate. Revolving Advances accrue interest on the outstanding principal balance at a per annum rate of one (1.0) percentage point above the Prime Rate.   Prior to the Term Loan Availability End Date, Term Loan Advances accrue interest on the outstanding principal balance at a per annum rate of one and one-quarter (1.25) percentage points above the Prime Rate.   Upon and after the Term Loan Availability End Date, the Term Loan Advances shall accrue interest at such floating rate or, if elected by Borrower by written notification to Bank received by Bank at least 30 days prior to the Term Loan Availability End Date, at a fixed per annum rate four and one-half (4.5) percentage points above the Treasury Rate as in effect on the Term Loan Availability End Date. After an Event of Default, Obligations accrue interest at five (5.0) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b)           Payments. Interest is payable on the first day of each month. Bank may debit any of Borrower’s deposit accounts including Account Number 3300027682 for principal and interest payments or any amounts Borrower owes Bank. Bank will notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue. The Term Loan Advances may be prepaid in whole or in part, provided that any partial prepayments shall be applied in inverse order of maturity, and provided further that any prepayment made as to the Term Loan Advances after Borrower has elected that the Term Loan Advances shall bear interest at fixed rate shall made together with the applicable Prepayment Fee.

2.4          Fees.   Borrower will pay to Bank:

(a)           Facility Fee. A fully earned, non-refundable facility fee consisting of: (i) 0.5% of the $2,500,000 portion of Committed Revolving Line available at any time with respect to Eligible Accounts which are not Eligible Foreign Accounts (i.e., $12,500); (ii) 0.5% of the Committed Term Loan amount of $3,500,000 (i.e., $17,500), for a total facility fee of $30,000 due on the Closing Date; and

(b)           Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses not exceeding $7,500 plus one-half (0.50) of such fees and expenses in excess of $7,500, for documentation and negotiation of this Agreement) incurred through and after the Closing Date when due.

2.5          Additional Costs.   If any law or regulation increases Bank’s costs or reduces its income for any loan, Borrower will pay the increase in cost or reduction in income or additional expense.

3.             CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Advance.   Bank’s obligation to make the initial

Advance is subject to the condition precedent that it receive the agreements, documents and fees it requires, including, without limitation:

(a)           a Negative Pledge Agreement with respect to the Intellectual Property;

(b)           a Tri-Party Agreement with respect to Borrower’s securities account; and

(c)           an accounts receivable audit the results of which shall have been satisfactory to Bank.

3.2          Conditions Precedent to all Advances.   Bank’s obligations to make each Advance, including the initial Advance, is subject to the following:

(a)           timely receipt of any Payment/Advance Form; and

(b)           the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Advance and no Event of Default may have occurred and be continuing, or result from the Advance.   Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

4.             CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.   Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a “hold” on any deposit account pledged as Collateral. Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does not include any Intellectual Property; provided that the Collateral shall include Intellectual Property to the extent, and only to the extent, a security interest in any portion of the Intellectual Property is required in order to permit Bank to hold a perfected security interest in the other Collateral, including, without limitation, Accounts arising from the license, publication or other exploitation of Copyrights or other Intellectual Property; provided, further, that Borrower shall execute and deliver a Negative Pledge Agreement, in form and substance satisfactory to Bank, with respect to the Intellectual Property, and upon any breach thereof, the Collateral shall be deemed to include, retroactively from the Closing Date, the Intellectual Property. If the Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2          Required Cash Collateral.   In the event any financial covenant set forth in Section 6.7 is breached, and in addition to all of Bank’s other rights and remedies hereunder upon the occurrence of an Event of Default, Borrower shall immediately deliver to Bank, for deposit with Bank, additional cash collateral, in an amount of at least 105% of the then aggregate outstanding balance of the Term Loan Advances (and increased by 105% of any subsequent Term Loan Advances if such deposit shall occur prior to the Term Loan Availability End Date), to be held by Bank in an interest bearing time deposit account subject to a perfected, first priority security interest securing all Obligations. Such cash collateral shall be released by Bank if: (a) Bank shall have waived its other rights and remedies as to such existing financial covenant breach or breaches and no other Event of Default has occurred and is continuing; and (b) Bank shall have determined that Borrower is no longer in violation of any of the financial covenants in Section 6.7 previously breached.

5.             REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Due Organization and Authorization.   Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formations documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could cause a Material Adverse Change.

5.2          Collateral.   Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Eligible Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.    Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.    All Inventory is in all material respects of good and marketable quality, free from material defects.   Borrower is the sole owner of the Intellectual Property, except for exclusive or non-exclusive licenses granted to its customers in the ordinary course of business, provided that any such exclusive license limits the use and application of the licensed Intellectual Property to specific indications and geographic regions and does not impair Borrower’s ability to commercialize it Intellectual Property in its United States of America business markets.  Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party.

5.3          Litigation.   Except as shown in the Schedule, there are no actions or proceedings pending or, to Borrower’s knowledge, threatened by or against Borrower or any Subsidiary in which an adverse decision could cause a Material Adverse Change.

5.4          No Material Adverse Change in Financial Statements.   All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5          Solvency.   The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6          Regulatory Compliance.   Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could cause a Material Adverse Change.   None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.   Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.7          Subsidiaries.   Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8          Full Disclosure.   No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6.             AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1          Government Compliance.   Borrower will maintain its and all Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or cause a Material Adverse Change.

6.2          Financial Statements, Reports, Certificates.

(a)           Borrower will deliver to Bank:   (i) at any time (X) Liquidity is less than the product of two and one-half (2.5) multiplied by the then aggregate outstanding balance of the Term Loan Advances, or (Y) Remaining Month’s Liquidity is less than nine (9), then as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but no later than 90 days after the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank; (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; and (v) board of directors’ approved budgets, sales projections, and/or operating plans, or such other financial information Bank requests, and, in any event, within 30 days after the end of Borrower’s fiscal year.

(b)           Within 20 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable.

(c)           Together with the items delivered under clauses (i), (ii) and (iii) of subsection (a) above, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d)           Bank has the right to audit Borrower’s Accounts at Borrower’s expense, but the audits will be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing.

6.3          Inventory;  Returns.   Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $50,000.

6.4          Taxes.   Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5          Insurance.   Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank requests. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies will have a lender’s loss payable endorsement showing Bank as a loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6          Primary Accounts; Minimum and Target Balances.   Borrower will maintain its primary depository and operating accounts with Bank. In addition, Borrower agrees that it shall deposit or invest through Bank (in the sweep account or one of IPS Mutual Funds) at least one-third (1/3) of its cash and cash equivalents (as determined pursuant to GAAP and as reflected in Borrower’s quarterly financial statements).   Borrower further agrees that the target balance with respect to its sweep account shall be at least $200,000.

6.7          Financial Covenants.

Borrower will maintain as of the last day of each quarter (or each month if monthly reporting of Company prepared financial statements is required under Section 6.2(a)), unless otherwise noted:

(a)           Quick Ratio [Adjusted].   A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.0 to 1.0.

(b)           Debt/Tangible Net Worth Ratio [Adjusted].   A ratio of Total Liabilities less Subordinated Debt less Deferred Revenue to Tangible Net Worth plus Subordinated Debt of not more than 1.0 to 1.0.

(c)           Remaining Months Liquidity.   Borrower will maintain, as of the last day of each month, at least six (6) months Remaining Months Liquidity.

(d)           Liquidity.   Borrower will maintain, as of the last day of each month, Liquidity of at least twice the amount of the then outstanding aggregate balance of the Term Loan Advances.

(e)           Maximum Losses.   Commencing June 30, 2001, Borrower will have net losses no more than 20% greater than the projected amounts in the “street” projections approved by Borrower’s board of directors.

6.8          Registration and Protection of Intellectual Property Rights.   Borrower will register with the United States Copyright Office (i) any software material to the business of Borrower it has, develops or acquires, within 30 days of the Closing Date, and additional software rights developed or acquired, including significant revisions, additions or improvements to the software or revisions, additions or improvements which significantly improve the functionality of the software, after the Closing Date before the sale or licensing to any third party of the software or any product based on or containing any software.   Borrower will:    (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9          Further Assurances.   Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS

Borrower will not do any of the following without the Bank’s written consent, which will not be unreasonably withheld:

7.1          Dispositions.   Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than a Transfer (i) of Inventory in the ordinary course of business; (ii) of exclusive or non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business so long as any exclusive licenses limits the use and application to specific indications and geographic regions and does not impair Borrower’s ability to utilize its assets in its United States business market; or (iii) of worn-out or obsolete Equipment.

7.2          Changes in Business, Ownership, Management or Business Locations.   Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or have a change in its ownership or management. Borrower will not, without at least 30 days prior written notice to Bank, relocate its principal executive office or add any new offices or business locations.

7.3          Mergers or Acquisitions.   Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.   A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4          Indebtedness.   Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.   Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any change in the priority of Bank’s first priority security interest in the Collateral.

7.6          Investments; Distributions.   (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7          Transactions with Affiliates.   Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower’s business, on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8          Subordinated Debt.   Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9          Compliance.   Undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could have a material adverse effect on Borrower’s business or operations or cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.             EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1          Payment Default.   Borrower fails to pay any of the Obligations within 3 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.2          Covenant Default.   Borrower does not perform any obligation in Section 6 or violates any covenant in Article 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts in the 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional time, (of not more than 30 days) to attempt to cure the default. During the additional period the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.3          Material Adverse Change.

If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations;

8.4          Attachment.   (i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days; (ii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iii) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (iv) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances will be made during the cure period);

8.5          Insolvency.   (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Advances will be made before any Insolvency Proceeding is dismissed);

8.6          Other Agreements.   If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7          Judgments.   If a money judgment(s) in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Advances will be made before the judgment is stayed or satisfied);

8.8          Misrepresentations.   If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

8.9          Default Under Exim Loan.   A default occurs under the Exim Loan Agreement.

9.             BANK’S RIGHTS AND REMEDIES

9.1          Rights and Remedies.   When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.   Borrower will assemble the Collateral if Bank requests and make it available as Bank designates.    Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g)           dispose of the Collateral according to the Code.

9.2          Power of Attorney.   When an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.   Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.   Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Advances terminates.

9.3          Accounts Collection.   When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses.   If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.   Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral.   No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5          Bank’s Liability for Collateral.   If Bank complies with reasonable banking practices, it is not liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.   Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          Remedies Cumulative.   Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7          Demand Waiver.   Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Bank on which Borrower is liable.

10.          NOTICES

All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed at the beginning of this Agreement. A Party may change its notice address by giving the other Party written notice.

11.          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.          GENERAL PROVISIONS

12.1        Successors and Assigns.   This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.   Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2        Indemnification.   Borrower will indemnify, defend and hold harmless Bank and its officers, employees and agents against:   (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3        Time of Essence.   Time is of the essence for the performance of all Obligations in this Agreement.

12.4        Severability of Provision.   Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Amendments in Writing, Integration.   All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersedes prior or contemporaneous negotiations  or  agreements.     All prior or contemporaneous  agreements,  understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

12.7        Survival.   All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8        Confidentiality.   In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the Loans; (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement.    Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9        Attorneys’ Fees, Costs and Expenses.   In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

13.          DEFINITIONS

13.1        Definitions.

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a Revolving Advance or a Term Loan Advance.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is 80% of Eligible Accounts determined by Bank from Borrower’s most recent Borrowing Base Certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Burn” is (a) if Borrower is required to deliver monthly Company prepared financial statements under Section 6.2(a), the change in cash from operations (determined in accordance with GAAP for the month just ended); or (b) if Borrower is not required to deliver such monthly statements, the trailing three month average change in cash from operations (determined in accordance with GAAP).

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code.

“Collateral” is the property described on Exhibit A.

“Committed Term Loan” is a credit extension of up to $3,500,000.

“Committed Revolving Line” is a credit extension of up to $2,500,000.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Deferred Revenue” is all amounts received in advance of performance and not yet recognized as revenue.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower 30 days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)           Accounts that the account debtor has not paid within 90 days of invoice date;

(b)           Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)           Credit balances over 90 days from invoice date;

(d)           Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(e)           Accounts for which the account debtor does not have its principal place of business in the United States;

(f)            Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g)           Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)           Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)            Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)            Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)           Accounts for which Bank reasonably determines collection to be doubtful.

“Eligible Foreign Accounts” are Accounts as to which the account debtor does not have its principal place of business in the United States but otherwise qualify as Eligible Accounts and: (1) as to which at least 90% of the face amount of each such Account is guaranteed by an Export-Import Bank guaranty (the “EXIM Guaranty”) in form and substance satisfactory to Bank (and as to which the account debtor is located in a country listed as covered by the EXIM Guaranty per the most recent Export-Import Bank Country Limitation Schedule); or (2) are supported by commercial letter(s) of credit acceptable to Bank; or (3) that Bank approves in writing.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“EXIM Loan Agreement” is that certain Export-Import Bank Loan and Security Agreement, dated of even date herewith, by and between Borrower and Bank.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)           Copyrights,  Trademarks,  Patents,  and Mask Works  including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)           Any trade secrets and any Intellectual Property Rights in computer software and computer software products now or later existing, created, acquired or held;

(c)           All design rights which may be available to Borrower now or later created, acquired or held;

(d)           Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IPS Mutual Funds” are the mutual funds available through Bank’s investments, products and services desk.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” is cash on hand (and cash equivalents) plus Borrower’s net borrowing availability with respect to Revolving Advances.

“Loan Documents” are, collectively, this Agreement, the EXIM Loan Agreement, the Negative Pledge Agreement, the Tri-Party Agreement, and any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

Material Adverse Change is defined in Section 8.3.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)           Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

(b)           Indebtedness existing on the Closing Date and shown on the Schedule;

(c)           Subordinated Debt;

(d)           Indebtedness to trade creditors incurred in the ordinary course of business; and

(e)           Indebtedness secured by Permitted Liens; and

(f)            Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments shown on the Schedule and existing on the Closing Date; and

(b)           (i)   marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)           Investments accepted in connection with Transfers permitted by Section 7.1;

(e)           Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $50,000 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a)           Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)           Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d)           Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)            Liens securing Indebtedness of up to $1,200,000 on Equipment consisting only of computer hardware and software, but only on such Equipment, acquired by Borrower or its Subsidiaries between January 1, 2001, and March 31, 2001.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” is a fee on any portion of the Obligations with a fixed interest rate (the “Fixed Obligations”) paid before the payment due date. “Base Interest Rate” means Bank’s initial cost of funding the Fixed Obligations. The Prepayment Fee is calculated as follows: First, Bank determines a “Current Market Rate” based on what the Bank would receive if it loaned the remaining amount on the prepayment date in a wholesale funding market matching maturity, remaining principal and interest amounts and principal and interest payment dates (the aggregate payments received are the “Current Market Rate Amount”). Bank may select any wholesale funding market rate as the Current Market Rate. Second, Bank will take the prepayment amount and calculate the present value of each remaining principal and interest payment which, without prepayment, the Bank would have received during the term of the Fixed Obligations using the Base Interest Rate. The sum of the present value calculations is the “Mark to Market Amount.” Third, the Bank will subtract the Mark to Market Amount from the Current Market Rate Amount. Any amount greater than zero is the Prepayment Fee.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents, and net billed trade accounts receivable, determined according to GAAP.

“Remaining Months Liquidity” is Liquidity minus the aggregate balance of the Term Loan Advances outstanding at the time of determination, divided by Cash Burn.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Revolving Advances” are the advances made pursuant to Section 2.1.1.

“Revolving Maturity Date” is June 13, 2002.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (and identified as subordinated by Borrower and Bank) pursuant to a subordination agreement in form and substance satisfactory to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities, plus Subordinated Debt.

“Term Loan” means the loan consisting of the Term Loan Advances.

“Term Loan Advances” means the Advances made pursuant to Section 2.1.2(a).

“Term Loan Maturity Date” is defined in Section 2.1.2(b).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Treasury Rate” is, on the date of determination, the average weekly yield (of the week ending figures) in the most recent Federal Reserve Statistical Release on actively traded U.S. Treasury obligations of similar maturity to the principal being repaid or if a Statistical Release is not published, the arithmetic average (to the nearest .01%) of the per annum yields to maturity for each Business Day during the week (ending at least two Business Days before the determination is made) of all actively traded marketable United States Treasury fixed interest rate securities with a constant maturity of, or not more than 30 days longer or shorter than the average life of the principal and interest payments that are being repaid or prepaid (excluding securities that can be surrendered at face value to pay Federal estate tax, or which provide for tax benefits to the holder).

PHARSIGHT, INC.

By:	/s/ Robin A. Kehoe
Title:	CFO

SILICON VALLEY BANK

By:	/s/ Sam Thompson
Title:	Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights, general intangibles, accounts, documents, instruments, chattel paper, cash, deposit accounts, fixtures, letters of credit, investment property, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral does not include:

Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; provided that the Collateral shall include any of such intellectual property to the extent, and only to the extent, a security interest therein is required in order to permit Bank to hold a perfected security interest in the other Collateral, including, without limitation, Accounts arising from the license, publication or other exploitation of copyrights or other intellectual property; provided, further, that upon any breach by Borrower of its obligations to Bank not grant or permit to exist a lien or encumbrance upon such intellectual property, the Collateral shall be deemed to include, retroactively from the date of grant of the security interest in the other Collateral in favor of Bank, such intellectual property.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.

TO: CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX#: (408) 496-2426	TIME:

FROM:
CLIENT NAME (BORROWER)

REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE		REQUESTED DOLLAR AMOUNT

PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All Borrower’s representations and warranties in the Export-Import Bank Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for and Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

EXHIBIT C

DOMESTIC BORROWING BASE CERTIFICATE

Borrower:	Pharsight, Inc.	Lender:	Silicon Valley Bank
Commitment Amount:	$2,500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.			$
3.			$
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due		$
5.	Balance of 50% over 90 day accounts	$
6.	Credit balances over 90 days		$
7.	Concentration Limits		$
8.	Foreign Accounts		$
9.	Governmental Accounts		$
10.	Contra Accounts		$
11.	Promotion or Demo Accounts		$
12.	Intercompany/Employee Accounts	$
13.	Other (please explain on reverse)	$
14.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
15.	Eligible Accounts (#3 minus #13)		$
16.	LOAN VALUE OF DOMESTIC ACCOUNTS (80% of #15)		$
17.	Maximum Loan Amount			$2,500,000
18.	Total Funds Available		$
19.	Present balance owing on Line of Credit		$

BALANCES	RESERVE POSITION
20.			$
21.			$
22.			$
23.			$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

By:
Authorized Signer

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

FROM:	PHARSIGHT, INC.

The undersigned authorized officer of Pharsight, Inc., certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending             with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

	Reporting Covenant	Required		Complies
	Monthly (if applicable)	Monthly (if applicable )		Yes	No
	financial statements	within 30 days
	Annual (CPA Audited)	FYE within 90 days		Yes	No
	10-Q, 10-K and 8-K	Within 5 days after filing with SEC		Yes	No
	A/R & A/P Agings	Monthly within 20 days		Yes	No

	Financial Covenant	Required	Actual	Complies
Maintain on a Quarterly Basis
	Minimum Quick Ratio	1.0:1.0	:1.0	Yes	No
	Minimum Liquidity (Monthly)	2X Term Loan	$	Yes	No
Minimum Remaining
	Months Liquidity (Monthly)	Six (6)		Yes	No
	Maximum Debt/Tangible Net Worth	:1.0	:1.0	Yes	No

Maximum Losses:	Quarterly	no more than 20%	$	Yes	No
	(commencing	more than the
	6/30/01)	projected amount
in the “street”
projections
approved by
Borrower’s board
of directors

Comments Regarding Exceptions; See Attached

PHARSIGHT, INC.
Received by:
Sincerely,	Authorized Signer

Date:
Signature
Verified:
Title	Authorized Signer

Date	Date:

	Compliance Status:	Yes	No